Exhibit 5(i)(B)

Writer’s Direct Dial: +49 (69) 971 030 E-Mail:
●, 20●
Qimonda AG
Gustav-Heinemann-Ring 212
D-81739 Munich
Germany
Ladies and Gentlemen:
      We are acting as special German counsel to Qimonda AG (“Qimonda”), a German stock corporation, in connection with the proposed offer, issuance and sale of ● American Depositary Shares (the “ADSs”), each representing an ownership interest in one ordinary registered share of Qimonda, consisting of (i) ● new ordinary registered shares, each with a notional value of EUR 2.00 per share (the “New Shares”) resulting from a capital increase registered with the commercial register on ●, and (ii) ● existing ordinary registered shares, each with a notional value of EUR 2.00 per share, from the holdings of Infineon Technologies AG (“Infineon AG”) (the “Old Shares”). In our capacity as such counsel, we are familiar with (i) the proceedings relating to the formation of Qimonda, (ii) the proceedings taken by Qimonda in respect of the issuance of 132,288,975 no par value ordinary shares in connection with the contribution of certain assets to Qimonda by Infineon AG in the course of the carve out of the memory products business of Infineon AG, and (iii) the proceedings taken and proposed to be taken by Qimonda in connection with the issuance of the New Shares.
     This opinion is being furnished in connection with the registration statement (as amended through the date hereof, the “Registration Statement”) on Form F-3 filed by Qimonda with the Securities and Exchange Commission (the “Commission”) on September 11, 2007 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).
     In arriving at the opinions expressed below, we have examined and we are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:
(i)	the Registration Statement;

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(ii)	the articles of association (Satzung) of Qimonda as in effect on the date hereof;

(iii)	an excerpt from the commercial register (Handelsregister) in Munich, Germany with respect to Qimonda;

(iv)	the resolution by Qimonda’s shareholders’ meeting of April 25, 2006, relating to a capital increase in the amount of €264,577,950.00 against contribution in kind through the issuance of 132,288,975 no par value ordinary registered shares of Qimonda;

(v)	a copy of the publicly available valuation report by Ernst & Young AG Wirtschaftsprüfungsgesellschaft dated April 26, 2006, relating to the value of the assets to be contributed to Qimonda’s share capital by Infineon AG, as filed with the commercial register in Munich, Germany relating to Qimonda;

(vi)	an Officers’ Certificate of Qimonda of even date herewith (the “Certificate”), confirming that since Infineon AG’s subscription for the 132,288,975 no par value ordinary registered Qimonda shares, Qimonda has not made any payments or transfers of assets to Infineon AG in its capacity as shareholder of Qimonda;

(vii)	a copy of the application for registration of the 132,288,975 no par value ordinary registered shares of Qimonda registered with the commercial register on April 25, 2006, as executed by two members of the board of management of Qimonda, including among other things, the executed subscription certificate relating to the subscription of the 132,288,975 no par value ordinary registered shares of Qimonda by Infineon AG;

(viii)	a copy of the application (the “2006 Application”) for registration of the 42,000,000 no par value ordinary registered shares resulting from a capital increase registered with the commercial register on August 8, 2006, as executed by a member of the board of management of Qimonda and a representative of Qimonda holding a statutory power of attorney (Prokura), and the chairman of Qimonda’s supervisory board;

(ix)	a copy of the application (the “2007 Application”) for registration of the 1 no par value ordinary registered share of Qimonda registered with the commercial register on July 5, 2007, as executed by two members of the board of management of Qimonda and the chairman of Qimonda’s supervisory board;

(x)	the resolution by Qimonda’s shareholders’ meeting of ●, 20●, resolving, inter alia, on the capital increase represented by the New Shares;

(xi)	a copy of the application (the “New Shares Application”, and together with the 2006 Application and the 2007 Application, the “Applications”)) for registration of the New Shares, as executed by a member of the board of management of Qimonda, a representative of Qimonda holding a statutory power of attorney (Prokura) and the chairman of Qimonda’s supervisory board; and

(xii)	such other documents and corporate records of Qimonda and such other instruments and certificates of officers and representatives of Qimonda and

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such other persons as we deemed appropriate as a basis for the opinions expressed below.
     In rendering the opinions expressed below, we have relied, without independent verification, upon the following assumptions:
(i)	The authenticity of all documents submitted to us as originals;

(ii)	the conformity with their respective original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents;

(iii)	the genuineness of all signatures on all documents submitted to us;

(iv)	that any natural person signing any agreement, instrument or other document was legally competent at the time of execution; and

(v)	the accuracy as to factual matters of each document we have reviewed, including, without limitation, the statements made by officers of Qimonda in the Applications and in the Certificate.
     On the basis of and in reliance upon the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:
1.	Qimonda is a stock corporation (Aktiengesellschaft) duly registered with the commercial register (Handelsregister) in Munich, Germany, and validly existing under the laws of Germany.
2.	The Old Shares and the New Shares have been duly authorized by all necessary corporate action and the Old Shares are, and, when sold as contemplated by the Registration Statement, the New Shares will be, validly issued, fully paid and non-assessable.
     The foregoing opinions are limited to the laws of Germany and we express no opinion as to the laws of any other jurisdiction.

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     We hereby consent to the filing of this opinion with the Commission as Exhibit 5(i)(B) to the Registration Statement and the use of our name in the Prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:
, a Partner